Exhibit No. 23.3

Consent of Independent Petroleum Engineers

We hereby consent to the reference of our name in the Annual Report on Form 10-K, for the year ended December 31, 2005 of Petroleum Development Corporation, and to the incorporation of our name by reference into Petroleum Development Corporation's effective registration statements under the Securities Act of 1933, as amended.

/s/ Ryder Scott Company, LP

Ryder Scott Company, LP

Houston, TX
May 30, 2006